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                                                                      EXHIBIT 12

                     UNITED PAPERWORKERS INTERNATIONAL UNION

             REGION LX, AFL-CIO, LOCAL NO. 7828, DECATUR, ILLINOIS

                                      AND

                       MORGAN DISTRIBUTION, A DIVISION OF

                              MORGAN PRODUCTS LTD.

                               DECATUR, ILLINOIS


                                 UNION CONTRACT

                                    PREAMBLE

This Agreement is made and entered into this 2nd day of January, 1996, by and between the Morgan Products Ltd., for its plant at Decatur, Illinois, hereinafter called the "Company" and the United Paperworkers International Union, Region IX, AFL-CIO, Local No. 7828, hereinafter called the "Union."

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                                LABOR AGREEMENT

                               TABLE OF CONTENTS

                                                                          PAGE
ARTICLE                                                                  NUMBER
-------                                                                  ------

I     PURPOSE ..........................................................    4

II    RECOGNITION ......................................................    4

III   CHECK OFF ........................................................    4

IV    UNION SECURITY ...................................................    5

V     MANAGEMENT .......................................................    5

VI    SENIORITY .........................................................   5

VII   HOURS OF WORK ....................................................    9

VIII  VACATIONS ........................................................   11

IX    HOLIDAYS .........................................................   12

X     REPORT AND CALL-IN ...............................................   13

XI    LEAVE OF ABSENCE .................................................   14

XIII  FUNERAL LEAVE ....................................................   14

XIII  JURY DUTY ........................................................   15

XIV   WAGES ............................................................   15

XV    GRIEVANCE PROCEDURE ..............................................   16

XVI   INSURANCE ........................................................   17

XVII  PENSIONS .........................................................   18


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XVIII SAFETY ...........................................................   19

XIX   GENERAL ..........................................................   20

XX    NON-DISCRIMINATION ...............................................   21

XXI   NO STRIKE AND NO LOCK-OUT ........................................   22

XXII  DURATIONS AND SCOPE ..............................................   23

      APPENDIX "A" .....................................................   24

      APPENDIX "B" .....................................................   25

      APPENDIX "C" .....................................................   26

      APPENDIX "D" .....................................................   27

      APPENDIX "E" .....................................................   29

      APPENDIX "F" .....................................................   30


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                              ARTICLE I - PURPOSE

The general purpose of this Agreement is to promote the mutual interest of the Union and the Company; to provide for the operation of the plant of the Company, under methods which will further, to the fullest extent, the safety and welfare of the employees; orderly collectively bargaining relations; prompt and equitable disposition of grievances; economy of operation; quantity and quality of production; and elimination of waste. It is recognized by this Agreement to be the duty of the Union and its members and the Company to cooperate fully, individually, and collectively for the advancement of these conditions.

                            ARTICLE II - RECOGNITION

1. The Company recognizes the United Paperworkers International Union, Region IX, AFL-CIO, Local 7828, as the exclusive collective bargaining agency for all its employees at the Company's Decatur, Illinois establishment, including shop departments, and warehouse department, per job classifications attached hereto as Appendix "A," but excluding all other employees, guards and supervisors. Omission of a specific job classification does not preclude Union representation.

2. The term "Employee" as used herein includes only those persons for which the Union is the exclusive collective bargaining agency as set forth above.

3. Temporary employees, including summer work personnel, shall not be entitled to pay in excess of the lowest pay scale accorded Union employees in the same work category and shall not be entitled to benefits of overtime pay where Union personnel are available to perform the same, except as provided under Article VII - Hours of Work, Section 6.

                            ARTICLE III - CHECK OFF

1. The company agrees to deduct each month from the pay checks of all employees who are members of the Union, and who are covered by this Agreement, all dues and initiation fees owed to the United Paperworkers International Union, Region IX, AFL-CIO, Local No. 7828 or its successors; provided, however, that the employee shall have signed and submitted a notice authorizing such action.

      All dues and initiation fees deducted by the Company shall be forwarded to the Recording Secretary of the Local Union No. 7828.

2. It is understood and agreed that any monies collected by the Company for the Union will be taken out of the first pay period of each month for the following month, and remitted to the Union within five (5) days.

3. The Union shall indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken or not taken by the Company in reliance upon written assignments furnished to the Company by the Union or for purpose of complying

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with any of the provisions of this Article.

                          ARTICLE IV - UNION SECURITY

1. The Union agrees that neither its agents nor its members shall solicit Union membership or engage in Union activity during working hours upon Company property.

2. All of the Company's present employees as set forth in Article II, Section 1, who are now or may hereafter be eligible for and become members of the Union as a condition of employment and shall remain members in good standing for the duration of this Agreement. All new employees hired by the Company shall after a period of forty-five (45) days worked (probationary period) become and remain members in good standing of the Union as a condition of continued employment for the duration of this Agreement.

      For the purpose of collective bargaining, the employees shall be represented as follows:

      a. By one (1) department steward warehouse and one (1) each for the shops and second shift, if applicable.

      b. By a bargaining committee of three (3) members of the Union representing all employees, one of whom will be the President of the Union, one who will act as Chairman.

      c. By International Representative(s) or International Officers who may be called in at any time by the local Union Representative.

      d. The Union will notify the Company within five (5) working days of any changes in Stewards.

                             ARTICLE V - MANAGEMENT

1. Except as expressly limited by other Articles of this Agreement, the management of the plant and the direction of the working force, including the right to transfer, hire, suspend or discharge for proper cause, and the right to relieve employees because of lack of work or for other legitimate reasons, to determine the products to be produced or manufactured, and the right to introduce new or improved production methods or facilities is vested exclusively in the Company.

                             ARTICLE VI - SENIORITY

1. In all cases of promotion, layoff and recall from layoff, the following factors shall govern:


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      A.    Length of continuous service with the Company, and

      B. Ability, basic skill and efficiency. (Ability is defined as the capacity to perform the job subject to demonstration).

2. New employees shall be on probation for forty-five (45) days worked, and during such forty-five period, shall not acquire seniority status. During the probationary period, the Company may, at its option, transfer, layoff or dismiss a probationary employee. The Company shall have no obligation to re-employ probationary employees laid off during the forty-five day period.

      Employees retained at the expiration of their probationary period shall become regular employees and shall be credited with forty-five (45) work days of seniority.

      If a summer employee(s) requests full-time employment and the Company agrees, said employee's seniority date will be the employee's last date of hire and his rate of pay will fall in the respective wage scale time frame in effect at the time the employee becomes permanent.

3. An employee's continuous service will be considered terminated and his name removed from the seniority roster for any of the following reasons:

      (a)   If an employee quits;

      (b) If an employee is discharged for just cause; and not reinstated under the grievance procedure;

      (c) If an employee is absent without leave for two (2) consecutive plant working days without notifying the Company or without proper cause;

      (d) If continuous absence because of non-occupational disability or illness extends beyond the length of the employee's seniority at the time of such absence, or beyond two (2) years, whichever is less:

      (e) If an employee is on continuous layoff due to lack of work for a period in excess of eighteen (18) months, or his length of service, whichever is less;

      (f) If an employee, while on leave of absence, accepts another job without written consent of the Company.

4a. When a permanent vacancy occurs in a department, any employee, having made previous application for transfer, will be given consideration for such vacancy on the basis of his plant seniority and ability. When an employee desires to transfer from one job classification to another, he must complete a Request For


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      Transfer Form. When an employee accepts a transfer to another job classification, he shall remain in that classification for not less than six (6) months duration. When a permanent vacancy is filled, the transfer request will be signed an dated by the Plant Superintendent with a copy to the transferring employee.

4b. Employees who are permanently transferred into any department shall, after such transfer, have their seniority apply only in that department. If it later develops that an employee is unable to utilize his abilities to the best advantage in the department to which he has been transferred, he shall, within fifteen (15) work days, be allowed to return or be returned to the department from which he was transferred. Such employees may not request another transfer for a period of six (6) months.

5a. Layoffs up to and including five (5) working days are considered temporary and will be made by inverse order of seniority within the department in which the layoff occurs, provided the remaining employees have the ability to perform the available work. Employees laid off in accordance with the foregoing shall have the right to exercise their plant seniority and displace the least senior employee in the plant for the duration of the temporary layoff.

      For purposes of this Section, department(s) are defined as (1) Andersen Shop, (2) Steel Door Shop, (3) Pre-hung Shop, and (4) Warehouse Department.

5b. Layoffs in excess of five (5) working days will be made by inverse order of plant-wide seniority, except as follows:

      (1) Deviations from layoff by inverse order of plant-wide seniority can be made by the Company only where an employee's ability is needed on available work and no employee with more seniority has the necessary abilities and can be replaced on his job.

5c. Employees will be recalled to work in order of seniority except as follows:

      (1) Deviations from recall by seniority can be made by the Company only where a laid-off employee's abilities are needed on available work and no employee(s) on layoff with more seniority has the necessary ability or abilities.

5d. Employees may be recalled from layoff by telephone if mutually agreed to between the Company and the Union. If an employee is recalled by telephone, a certified letter will also be sent on that day and if a question arises about the recall by telephone, the certified letter time limits will be determinative. If an employee is not recalled by telephone, a certified letter will be sent to the last know address furnished the Company by said employee. It is understood and agreed delivery will be limited to the addressee. Employees must respond to the Company's notice within three (3) working days from the date of receipt unless they are unable to, for reasons beyond their control. It being understood that laid off employees shall keep themselves available for recall by the Company.


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      (1)   Employee must report for work within ten (10) calendar days of mailing unless otherwise mutually agreed to or beyond the control of the employee.

      (2) In the event the employee fails to comply with the above listed steps, the employee shall lose all seniority rights under this Agreement.

      (3) The Company has the right to utilize the next senior laid-off employee during the time period between notifying (phone or mailing) the senior laid-off employee of recall and their actual reporting date.

      (4) The employee shall be required to furnish the Employer with a current phone number (if employee has a phone) and a current address.

5e. If any layoff under Paragraph 5 extends beyond five (5) working days, it shall be deemed a layoff under Paragraph 5a retroactive to the first day of layoff.

6. In determining the qualifications of employees when required under this Agreement, the Company shall exercise judgment as to differences in qualifications based on the employee's abilities, their demonstrated skills in their work, as well as their training and experience, including evidence of training and experience gained outside the Company, and their personal fitness and reliability. In exercising this judgment, the Company will act fairly and not in an arbitrary and unreasonable manner. Any controversy regarding the foregoing shall be submitted to the grievance procedure, Article XIII.

7. An employee who is transferred to a job outside the bargaining unit may be returned by the Company to the bargaining unit in accordance with their seniority level at the time they left the unit for a period of (1) six (6) months for management positions, and (2) three (3) months for non-management positions. After the foregoing designated times, individuals will lose all seniority rights within the bargaining unit.

      No employee will be required to transfer to a job outside the bargaining unit.

8. Recognizing the Company's right to determine the number of persons to be actively employed by the Company at any time, it is hereby agreed that if business conditions warrant a reduction in the amount of production, the reductions shall be dealt with by a layoff in accordance with the provisions of the Agreement rather than a reduction of hours worked by those employees not subject to layoff. However, a work week may be reduced to less than forty (40) hours, for individuals or collectively, by mutual agreement between the Company and the Union.


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                           ARTICLE VII - HOURS OF WORK

1. This Article defines the normal hours of work and shall not be construed as a guarantee of hours of work per day.

2. The word "day" means a 24-hour period beginning at 7:00 a.m., or at the regular hour a shift begins nearest to 7:00 a.m., in a particular department or for a particular employee.

3. The word "week" means a period of seven (7) consecutive days beginning at 7:00 am., or at the regular hour of beginning a shift nearest to 7:00 a.m. Monday.

4a. Employees will receive a rest period of ten (10) minutes during the first half of the regularly scheduled shift and ten (10) minutes during the second half of the shift. When an employee is scheduled to work two (2) hours or more of weekday overtime, such employee will be entitled to an additional ten (10) minute paid break that will commence at the end of his regular shift. (A signal shall indicate the start and termination of the rest period.)

4b.   The second shift, if applicable, may start at any time after 12:00 noon.

5a. Eight (8) hours shall constitute a days work and forty (40) hours shall constitute a week's work. Time and one-half (1 1/2) shall be paid for all overtime in excess of eight (8) hours per day or forty (40) hours per week, whichever is the greater, but not both. There shall be no pyramiding.

5b. Required overtime shall be limited to no more than two (2) hours of overtime in any one workday or fourteen (14) hours of overtime during any five (5) consecutive regular Monday through Friday workdays.

6a. When overtime is required, it shall be offered initially to employees within the job classification on the basis of their seniority. If required overtime is not accepted on a voluntary basis within the job classification, the junior employees within that job classification will be required to accept reasonable overtime. If additional overtime is required, it will be offered to employees holding other job classifications on the basis of seniority and their ability to perform the job. The foregoing notwithstanding, no employee will be required to work more than twelve (12) hours in any one workday or fourteen (14) hours of overtime during any five (5) consecutive regular Monday through Friday workdays.

      When overtime is required and seasonal/temporary employees are working within the department in which the overtime is required, it will be offered in accordance with the following:


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      (1)   Overtime scheduled Monday through Friday

            1st - permanent department employees
            2nd - temporary department employees
            3rd - permanent qualified employees outside the department
            4th - permanent employees outside the department (not qualified) 5th - other seasonal/temporary employees outside the department

      (2)   Overtime scheduled Saturday and Sunday

      1st - permanent department employees
      2nd - permanent qualified employees outside the department
      3rd - permanent department seasonal/temporary employees
      4th - permanent employees outside the department (not qualified) 5th - other temporary employees outside the department

6b. The Company will advise employees of any daily overtime requirement not later than 11:30 am. on the day the overtime is required. Overtime requirements determined after 11:30 am., if any, will be voluntary.

6c. The Company will advise the day shift employees of Saturday or Sunday overtime no later than 3:00 p.m. on the Thursday preceding the weekend on which the overtime is required. The second shift shall receive such notification by 1:00 a.m. on the Thursday preceding the weekend.

      (1) Weekend overtime requirements determined after 3:00 p.m., if any, will be voluntary.

6d. The foregoing not withstanding, voluntary overtime will be offered in accordance with 6a(1) and 6a(2) as applicable.

6e. It is understood and agreed that, if at the conclusion of a regularly scheduled shift, overtime is required to complete a task, job, or order, the overtime will be worked by the employee performing the function requiring the overtime. Such overtime shall be classified as casual overtime.

6f. For purposes of this section and by way of example, completing a task is defined as the completion of the order an employee is working on, including all tickets associated with that order; or completing a job such as completing the loading of a truck.

6g. It is understood and agreed that bargaining unit employees may be scheduled to work during the time the Company is taking inventory. If there is not enough work for all employees, preference for inventory assignments will be given to senior qualified employees. If there are not enough qualified senior employees willing to work, the least


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      junior employee(s) qualified to perform the inventory work will be required to work.

      If a second inventory day is required, second shift employees will be grouped with first shift employees and be offered such work in accordance with their qualifications and relative seniority.

      It is further understood and agreed that, if eligible, bargaining unit employees, with Company approval, may opt for vacation days in lieu of unpaid days off during inventory.

7. If there are not enough volunteers to complete the assigned overtime work, the least senior employees must perform such overtime work.

8. Double the regular hourly rate shall be paid for all work performed on Sundays or Holidays, except for the regularly scheduled night loading shift whose work begins or extends into a Sunday or Holiday.

                            ARTICLE VIII - VACATIONS

1. Full-time employees, who have been employed continuously by the Company for one (1) year, but less than three (3) years, shall be entitled to one
      (1) week of vacation with pay computed at forty (40) times the individual base rate.

2. Full-time employees, who have been employed continuously by the Company for three (3) years or more, shall be entitled to two (2) weeks of vacation with pay computed at eighty (80) times the individual base rate.

3. Full-time employees who have been employed continuously by the Company for ten (10) years, but less than eighteen (18) years, shall be entitled to a third week's vacation with pay computed at the same rate as first week's vacation. The time that such third week of vacation can be taken shall be determined at the option of the Company, in the period of time between December 1 and May 1 of the following year. The three weeks vacation herein provided can be taken in three consecutive weeks within the period of time between December 1 and May 1 of the following year.

4.    Employees who have been continuously employed by the Company for eighteen
      (18) years or more shall be entitled to a fourth week of vacation. The four weeks vacations herein provided can be taken in four consecutive weeks within the period of time between December 1 and May 1 of the following year. Or, the employee may schedule two (2) consecutive weeks between and one (1) single week within the period May 1 and December 1 of the vacation year. The fourth week will be scheduled and taken between December 1 and May 1 as provided above.


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5.    Vacations must be taken or paid for within the twelve (12) month period immediately following the employee's individual anniversary date. Layoff will not be considered as vacation time taken.

6. An employee out because of a physical disability or illness must work 65% of their anniversary year in order to be eligible for vacation pay as provided in this Article.

7. Vacations shall be scheduled by mutual agreement between the Company and the employees. A schedule for showing vacation preference shall be posted by the Company by March 1. Employees who have expressed their preference for vacation weeks by April 1 shall receive first consideration; in the event of conflict of preferences, the desires of the senior employee or employees shall prevail. In all cases, scheduling of vacations is subject to the requirements for efficiency of operation.

8. Each employee will receive his vacation pay on the Friday immediately preceding the first day of the employee's scheduled vacation. Employee's vacation pay will be figured on the same basis as the deduction on the regular weekly pay checks.

9. If a holiday occurs during an employee's vacation time, his/her vacation will be extended into the following week.

10.   Vacation Scheduling - Single Day

      a. Single day vacation may be scheduled with advance approval up to a maximum of five (5) days.

      b. Single day of vacation may be taken on a sick day with approval of the Plant Superintendent or his designee.

      c. The Company agrees to approve a total of two (2) employees from the Shop Departments and one (1) from the Warehouse to be on vacation any given week provided the vacation is scheduled between March 1 and April 1 as provided for under the Agreement.

                             ARTICLE IX - HOLIDAYS

Holidays. The following shall be observed as holidays:

      1.    Employees Birthday      6.    Labor Day
      2.    New Year's Day          7.    Thanksgiving Day
      3.    Good Friday             8.    Day after Thanksgiving


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      4.    Memorial Day            9.    Day before Christmas
      5.    Fourth of July          10.   Christmas Day

      All full-time employees who have acquired seniority shall receive eight
      (8) hours of pay at their respective rates for each of such holidays observed on a regularly scheduled work day, provided such employees:

      a)    Work during the week in which the holiday is observed.

      b) Work their frill scheduled work day preceding and following the holiday, unless excused by the Company.

      c) If an employee's birthday falls on a holiday or weekend, the day off will be mutually determined by the Company and the Union.

      d) If a holiday (other than the employee's birthday) falls on a Saturday, the day off for the holiday shall be the preceding Friday, and if the holiday falls on a Sunday, the day off for the holiday shall be the following Monday.

                         ARTICLE X - REPORT AND CALL-IN

1. If an employee reports for work and no work is available through no fault of the employee and the employee has not received notice not to report to work, such employee shall receive at least four (4) hours work. If the employee is sent home without work, he shall receive four (4) hours pay at his regular base rate. If any work is offered and is refused, the employee forfeits four (4) hours pay.

2. If the Company knows there will be no work available for an employee on his next following shift and the employee did not work his preceding shift, the Company shall not be liable for payment of four (4) hours reporting pay.

3. The Company shall not be responsible for notification if notice was sent to the last known address as shown on the Company's record and such address is incorrect. The Company shall not be liable for report-in pay when the lack of work is due to any acts of God or situations beyond the control of management, such as labor disputes, fire, tornado, storms, floods, or failure of outside utilities.

4. If an employee is called in by the Company at hours other than his regular shift, he shall be guaranteed four (4) hours work at his basic hourly rate of time and one-half, except if he is called in where double time hours apply, he shall receive double time pay. If he is sent home without work, he shall be paid four (4) hours pay for time and one-half or double time as the case may be. If work other than the normal job is refused, the employee shall receive pay only for hours actually worked at the applicable rate.


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                          ARTICLE XI - LEAVE OF ABSENCE

1. Leave of Absence is defined as eight (8) or more consecutive work days away from work.

2. Any employee, upon notifying the Company in writing, shall be entitled to a leave of absence up to two (2) years length of service, whichever is less, without pay, in the event of a non-occupational injury or illness, providing the disability will not allow him to perform his assigned work. Such leave of absence must be supported by medical certification indicating the employee is temporarily totally disabled.

3. When the requirements of the plant permit, employees with satisfactory cause may, at the discretion of the management, be granted a leave of absence of a limited time, but not to exceed thirty (30) calendar days. All leaves of absence must be granted in writing. In the event the employee accepts other employment while on leave of absence, without the written consent of the Company, his employment with the Company shall be considered terminated.

4. The Employer agrees to grant necessary and reasonable time off without discrimination or loss of seniority rights and without pay to a minimum of one (1) employee designated by the Union to attend a labor convention or serve in any capacity on other official Union business, provided a minimum of two (2) weeks written notice is given to the Employer by the Union, specifying length of time off. The Union agrees that in making its request for time off for Union activities, due considerations shall be given to the number of men affected in order that there shall be no disruption of the Employer's operations due to lack of available employees.

5. In addition to the above, an employee who has been elected or appointed as a regional representative of the International Union shall be given a leave of absence for the duration of his employment as such. An employee on such leave of absence shall not accumulate any pension credits.

                          ARTICLE XII - FUNERAL LEAVE

1. In the event of the death of a spouse, child, parent, grandparent, brother or sister, mother or father-in-law, the employee shall be granted a leave of absence with pay of not more than three (3) consecutive work days, including the day of the funeral.

2.    Employee must attend the funeral in order to be eligible for funeral pay.

3. The compensable days must fall within the employee's scheduled normal work week.

4. An employee shall produce proof of death and relationship upon request by the Company and funeral pay shall not duplicate pay for the time not worked for another reason.

5. An employee funeral leave may be extended without pay for up to an additional three (3) days provided it


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      is requested by the employee and approved by the Plant Superintendent or his designee.

                            ARTICLE XIII - JURY DUTY

1. An employee who is called for jury service shall be excused from work for the days on which he serves and he shall receive for each day of such jury service on which he otherwise would have worked, the difference between eight (8) times his straight time hourly earnings and the payment he receives (excluding mileage) for jury service. To be eligible for jury service pay, the employee shall notify the Employer as to when he will be absent because of being on the jury panel, and must present proof of service and the amount of pay received therefore.

2. The maximum amount of time the Company will make up the difference in pay will be three (3) weeks. This three (3) week period may be extended an additional thirty (30)calendar days by agreement with the Company.

                              ARTICLE XIV - WAGES

1. Wages shall be paid to employees in accordance with Appendix "C" of this Agreement.

2. Employees working any shift starting after 12:00 noon shall be entitled to a bonus of thirty cents ($0.30) per hour.

3. It is understood and agreed that the Company may at its discretion assign up to a maximum of three (3) lead persons on the day shift among the various departments and one (1) lead person on the night shift. Lead persons so assigned will be paid fifty cents ($0.50) per hour above their straight time hourly rate.

4. There shall be no unilateral increases in wages by the Company other than a uniform amount for all employees affected by the rate schedule shown in Appendix "B" and "C."

5. An employee promoted to a higher rated classification shall not be reduced below his previous rate but shall enter the pay progression of his new job at the rate closest to his previous rate.

6. The beginning date for determining the pay scale in any new job classification shall be the date the employee commenced the work covered by such classification whether or not such classification was then recognized as a separate job classification.

7. In the event an individual employee is required to fill a position in a higher pay classification because of the absence of the employee regularly filling that position for five (5) consecutive work days or more, the individual employee so filling such position shall be entitled to the higher pay of that classification, retroactive to the first day he commenced filling such position.

8. All employees, including temporary employees, are eligible for lump sum bonuses at the end of the 1996, 1997, and 1998 calendar years which are tied exclusively to safety performance. Such payments are earned at the rate of fifty (50) dollars per employee for each medical case (as defined by OSHA) that is below an annual base number of 11. Employees must be on the payroll at the end of each year to be eligible for the bonus, and they will be prorated if worked less than the full year. Each employee is guaranteed a minimum less any proration of $100 in each of the three calendar years.

                        ARTICLE XV - GRIEVANCE PROCEDURE

      For the purpose of this Agreement, a grievance is defined as any dispute or disagreement between the employee or employees and the Company or the Union and The Company as to interpretation of this Agreement. All grievances shall be resolved in an orderly manner solely as provided in this Article.

STEP 1. An employee with a complaint shall first discuss the matter with the employee's immediate supervisor and may request the area's shop committee person to be present, within five (5) scheduled working days from the time the employee involved first knew, or could have known, of the facts giving rise to the complaint in this manner. Every effort shall be made to settle the complaint in this manner.

STEP 2. If the grievance is not resolved in Step 1, the employee shall reduce it to writing and may submit it to his/her supervisor within five (5) scheduled working days. Representatives of the Company and the Union Grievance Committee will attempt to resolve the grievance. The Company will give to the Union a written reply to the grievance within five (5) scheduled working days.

STEP 3. If the grievance is not resolved in Step 2, the grievance shall be referred to Step 3 within five (5) working days. The General Manager and/or his designee will meet with the appropriate International and/or Regional Representative to attempt to resolve the dispute. Such meeting will be held within fifteen (15) working days of the appeal of the grievance for Step 2. The company will provide a written response to the Union within five (5) scheduled working days of the meeting.

STEP 4. If the grievance is not resolved in Step 3, the Federal Mediation and the Conciliation Service may be requested to supply a panel of seven (7) arbitrators by either party within two (2) weeks. The parties will thereafter meet or otherwise confer to select the arbitrator within forty-five (45) days after the panel has been received by the parties. The Union and the Company shall each have the right to strike three (3) names and the last remaining named person shall be the arbitrator.

Time limits set forth above may be extended by mutual written agreement of the parties.

The arbitrator so selected shall schedule a prompt hearing at which time he shall have the power to make determinations of facts on the questions submitted to him and apply them to the provisions of the Agreement alleged to have been violated.

No arbitrator shall have the jurisdiction or authority to add to, take from, nullify or modify any terms of the Agreement or to impair any of the rights reserved to the parties under the terms thereof.

The decision of the arbitrator shall be in writing and shall be final and binding upon the Company, Union and the affected employee(s).

Company and Union shall be responsible for one-half of the expenses and fees of an arbitrator designated under this Article.

                             ARTICLE XVI - INSURANCE

1. It is agreed that the schedule of benefits as set forth in the booklet furnished by the Company outlining such plan and furnished to all employees, shall continue in effect during the life of this Agreement.

2. It is further understood and agreed by the parties that the foregoing Medical and Dental Insurance plans include the benefits as set forth in the booklet or Appendix "D" and "E."

3. It is further understood and agreed by the parties that the Company may select insurance carriers, but the Company shall maintain benefits equal to, or better than those benefits outlined in the booklet.

4. The Life and Accidental Death and Dismemberment Insurance will be $15,000 and increased to $16,000, effective January 6, 1997, and $17,000, effective January 5, 1998. Employees have the option of purchasing a like amount of additional life insurance with AD&D at a cost of $0.19 per thousand. Purchases must be in the amount in effect and will be increased to the full amount whenever an increase is provided by the Agreement.

5. The Company shall furnish Accident and Health Insurance which shall pay to the employee, the eighth (8th) day of sickness and from the first (1st) day of off-the-premises accident or hospitalization, the sum of one hundred eighty dollars ($180.00) per week for a period of twenty-six (26) weeks. Effective January 5, 1998, the rate will be one hundred ninety ($190.00) per week for a period of twenty-six (26) weeks.

      If an employee has scheduled in-hospital surgery conducted as an outpatient, sickness and accident coverage will start from the first day of disability.

6. Medical costs and associated premiums will be reviewed and, when appropriate, adjusted the beginning of each calendar year. Employees will be required to pay 50% of all cost increases in each option in each year. The Medical and Dental plan highlights are shown in Appendix D.

7. Effective January 2,1996, employee costs for the three medical options are:

                    Single     Family
                    -----------------
      Option 1 -  $0.73/week $4.06/week
      Option 2 -  $1.67/week $4.89/week
      Option 3 -  $6.07/week $15.89/week

      Employee premiums will be paid with pre-tax dollars.

8. Beginning January 1, 1996 a Health Care Spending Account will be make available to all employees covered by this contract. Employees can set aside up to $1,200.00 annually (deducted weekly) before taxes are taken out These funds are then available for reimbursement of certain expenses not covered by Company insurance.

                             ARTICLE XVII - PENSIONS

1. The Company and the Union have agreed to a program of pension benefits for the employees in the bargaining unit represented by the Union and covered by this Agreement. Said program is set forth in the document entitled "Morgan Products Ltd., Hourly Employees' Pension Plan, Effective January 1, 1967," a copy of which has been given to the Union. Said Plan and all terms and conditions thereof shall be deemed to be a part of this Agreement as if fully set forth herein. Subject to approval by the Board of Directors of the Company and by the Internal Revenue Service, the Company will amend Section 3.01 of said Plan:

      a. Effective January 2, 1996, to increase the monthly pension payable thereunder to employees who retire on or after that date, from $13.00 to $13.50 multiplied by the employee's years of service credit.

      b. Effective January 6, 1997, to increase the monthly pension payable thereunder to employees who retire on or after that date, from $13.50 to $14.00 multiplied by the employee's years of service credit.

      c. Same language as b, but with a date of January 5, 1998, and the dollar amounts of

                 $14.00 to $15.00.

2.    The Company has amended said Plan to provide:

      a.    Pre-retirement spouse coverage at no cost to employees.

      b.    Improve early retirement to age 55 with ten (10) years of service.

      c.    Vesting after five (5) years of credited service.

3. Retiree Health Insurance - Effective January 4, 1993, employees retiring who are eligible for a retirement benefit under the Morgan Products Ltd. Hourly Employees' Pension Plan may purchase health insurance for themselves and their dependents at a group rate. The actual cost of the medical coverage is based upon the cost of such coverage and is therefore subject to change.

      This coverage will include a Medicare supplement for any individual over age 65 and the premium charged for this supplemental coverage will reflect the lower level of benefit provided for the covered person(s).

                             ARTICLE XVIII - SAFETY

1. The Company shall continue to make reasonable provisions for the safety and health of its employees at the plant during the hours of employment. Protective devices necessary to properly protect employees from injury shall be provided by the Company. The foregoing not withstanding, personal protective equipment will continue to be provided in keeping with local policy.

2. It is understood and agreed the Company will pay each full-time employee a safety shoe allowance of one hundred fifty dollars ($150) during the term of this Agreement. It is further understood and agreed that all employees will be required to wear safety shoes as a condition of employment.

3. Employees requiring prescription safety glasses will be paid, for one pair of lenses and frames over the terms of the contract to be purchased through the Company (Employee pays for the exam and prescription).

4. The Company and the Union agree that both parties shall be bound by provisions of the formal Safety Program placed in effect in calendar 1996.

                             ARTICLE XIX - GENERAL

1. The Company agrees to furnish two (2) bulletin boards, one each to be located at the time clock and the front break room. These bulletin boards will be used for posting official Union bulletins. Such postings shall be subject to Management approval and limited to notices of Union elections and results thereof, committee appointments, seniority lists, Union meetings, social affairs and recognized charity drives. All such notices shall be signed by an authorized Union official.

2. The Union shall inform the Company of the names of its officers and Grievance Committeemen, and the Company shall recognize such persons as representatives of the Union in their respective capacities.

3. Employees will receive their pay checks on Friday during a normal work week or on Thursday if Friday is a holiday, unless the pay checks are not available for reasons beyond the control of the Company.

4. The Company agrees that the Division Human Resources Director, or in his absence the Corporate Vice President of Human Resources, will be available by telephone in the event Union Officials feel members of the bargaining unit are being treated in a manner other than that required by normal employee relations practices.

5. Establishment of Night Shift - Should the Company decide to establish a night shift operation, they will staff such a shift by first asking for volunteers who have the necessary qualifications and who are working on the day shift in the same department. If there are insufficient volunteers, the Company will transfer the required number of experienced employees to that shift in inverse order of seniority among the qualified employees within that department.

      It is understood and agreed that the employees so transferred to the second shift shall remain there for a period not to exceed thirty (30) calendar days during which time junior replacements will be trained on the day shift for subsequent transfer to the second shift when training is complete.

6. At any time any employee is permanently transferred to a lower rated job, suspended or discharged by the Company, he shall be given a written statement by the Company, in the presence of a Shop Steward, signed by the Plant Superintendent or his designee, stating the reason or reasons for such a transfer, suspension or discharge.

7. A permanent employee shall be given five (5) days notice before he shall be laid off because of curtailment of work due to business conditions, except in cases where work is not available because of acts of God, civil disorder, power failure, strikes, floods, or other conditions beyond the reasonable control of the Company. Whenever possible, notice shall be given on a Monday.

8. As a statement of our position relative to temporary help, it is not our intention to use this classification to diminish the permanent work force. The classification is used primarily for vacation relief, temporary manpower source during seasonal peaks, and temporary replacement for personnel on approved leaves of absence.

      As a further declaration of our position, temporary employees are defined as those individuals who are employed for a period of up to six (6) consecutive months duration. Individuals retained beyond this period will be considered full time hourly employees. Service as a temporary employee will count for fulfilling probationary periods and will count toward time in the hourly hiring scale.

                        ARTICLE XX - NON-DISCRIMINATION

      The Union and the Company separately and jointly agree that all terms and conditions of this Agreement will be applied equally to all employees regardless of age, race, creed, color, sex, national origin, handicap, or Vietnam veterans. Wherein the text of this Agreement, words of masculine, gender are used, they shall be interpreted to denote either masculine or female gender.

                     ARTICLE XXI - NO STRIKE AND NO LOCKOUT

1. For the term of this Agreement, the Union agrees not to call or authorize any strike or slow down at the Company's plant covered by this Agreement, and agrees not to authorize picketing of the Company's property.

2. The Company agrees that there shall be no lockout and further agrees to cooperate with the Union in its attempts to maintain good working relations.

3. In the event that any employee or employees violate the no strike agreement above, such employee or employees may be disciplined. The Company agrees that suit will not be instituted against the International Union, its representative, officers of the Local Union, or the Local Union collectively because of an unauthorized strike, or work stoppage which interferes with the operation of the Company or the manufacturer of its products, if the International Representative and Officers of the Local Union do all in their power by letter to the Company and through news media, as well as personal contact with the offenders, to get the offenders back on the job. The above does in no way protect the offenders from suit and/or disciplinary action and such guilty offenders shall have no recourse where there is a dispute as to whether such strikers have or have not participated in such unauthorized action.

                        ARTICLE XXII - DURATION AND SCOPE

1. This Agreement shall be effective 12:01 a.m., January 2, 1996, through 11:59 p.m., January 8, 1999, inclusive, and shall remain in effect unless either party hereto shall make written request for alterations on or before sixty (60) days prior to the above mentioned date of January 8, 1999, or any subsequent anniversary date. However, if such written request is made by the expiration date, this Agreement shall be at an end unless extended by mutual agreement of the parties.

2. It is understood that this Agreement contains all understandings between the Company and the Union, and that it cannot be modified or amended except in writing, signed by the Company and the Union. No individual shall have any right to modify, amend or revoke this Agreement.

LOCAL NO. 7828, UNITED PAPERWORKERS
INTERNATION UNION, REGION IX, AFL-CIO
(Union)

/s/ Robert D. Bryers
----------------------------------

/s/ [Union Representative] 5-29-96
----------------------------------

/s/ John R. Cox 5-29-96
----------------------------------

/s/ Terry McIntyre 5-29-96
----------------------------------


MORGAN DISTRIBUTION

(Company)

/s/ Dennis Hood
----------------------------------

2/26/96

                                  APPENDIX "A"

BENCH MAN "A" - Handles and uses all hand and portable tools as required and reads working details and sketches. Operates saw, planer, jointer and other machines as may be required. Performs other duties prescribed by supervision.

BENCH MAN "B" - Uses all hand and portable tools required. Operates saw, planer, jointer and other machines under the direction of supervision of the Bench Man "A." Performs other duties as prescribed by supervision.

MOLDING LEAD MAN - Pulls, tallies, and loads all molding orders. Wraps any molding orders so specified and tallies and supervises unloading or molding and jamb cars. Is responsible for keeping molding department in an orderly and neat condition. Performs other duties prescribed by supervision.

SHIPPING CLERK - Is responsible for routing and getting tickets ready for loading trucks, handling and filling orders on all Will Calls, and shipping any LTL shipments by Common Carrier, UPS or Mail. Sees that proper equipment is available and ready at the time trucks are to be loaded. Checks materials received by Common Carrier and also material returned via our truck. Should tally all materials and see that they are correct and distributed to proper department. Properly marks and checks shipping tickets and receiving records for shipments made and material received, delivering such records to office. Performs other duties prescribed by supervision.

SET-LIP MAN - Performs semi-skilled hand working tasks. Major part of work consists of assembly of window and door units. Uses all hand tools and portable tools required. Operates saws and other machines under direction of either bench man B or A, lead man, or Superintendent. Learns duties of B man for promotion to that class, as prescribed. Performs other duties as designated by supervisor.

WAREHOUSE MAN - Assists truck loader when needed for loading trucks as designated by the Warehouse Superintendent or lead man. Unload box cars and trucks of materials received. Put stock away in areas designated as directed by supervision. May be assigned to pulling of materials from stock. Performs other duties as directed.

TRUCK LOADER - Is responsible for loading of trucks as assigned each day by the shipping clerk. Primary responsibility is to pull and load trucks assigned correctly and complete and assist, when needed, other truck loaders. Assist shipping clerk in marking and processing the delivery tickets. Will work in warehouse at other duties as directed by the Warehouse Superintendent or lead man. Performs other duties as prescribed by supervision.

                                  APPENDIX "B"

                               BENCH PROGRESSION

A. Set-up will advance to Bench "B" upon satisfactory completion of one (1) year in the classification (earlier advancement may occur at the option of the Company).

B.    Bench "B" will advance to Bench "A" upon satisfactory completion of two
      (2) years as Bench "B" (earlier advancement at the option of the Company).

                                 APPENDIX "C"

                                  WAGE RATES

JOB                    EFFECTIVE           EFFECTIVE           EFFECTIVE
CLASSIFICATION         01-02-96            01-06-97            01-05-98
--------------------------------------------------------------------------------

Bench A                 $11.35              $11.55              $11.75

Bench B                  11.06               11.26               11.46

Molder Leader            11.06               11.26               11.46

Shipping Clerk           11.06               11.26               11.46

Set-up                   10.96               11.16               11.36

Truck Loader             10.96               11.16               11.36

Warehouse                10.86               11.06               11.26

B. Temporary Employees will receive an hourly wage rate of no less than six dollars and fifty cents ($6.50) per hour.

C.    HIRING PROGRESSION

      (1)   First twelve (12) month period worked
      (2)   Second twelve (12) month period worked
      (3)   Third twelve (12) month period worked
      (4) After three (3) years of work, employees are paid in accordance with Paragraph A above,


   EFFECTIVE           EFFECTIVE           EFFECTIVE
JANUARY 2, 1996     JANUARY 6, 1997     JANUARY 5, 1998
-------------------------------------------------------

     7.40                7.60                7.80

     7.85                8.05                8.25

     8.75                8.95                9.15

                                  APPENDIX "D"

                         HOURLY DISTRIBUTION EMPLOYEES
                         SUMMARY OF HEALTH PLAN OPTIONS

============================================================================================================
          BENEFIT                   OPTION 1                 OPTION 2                   OPTION 4
============================================================================================================
Inpatient Hospital          80% after deductible     80% after deductible     80% after deductible
------------------------------------------------------------------------------------------------------------
X-Ray and Lab               80% after deductible     80% after deductible     80% after deductible
------------------------------------------------------------------------------------------------------------
Outpatient Surgery,         80% after deductible     80% after deductible     100% no deductible
Home Health Care,
Hospice,
Pre-Admission Testing, Pap
Smear,
Birthing Center
------------------------------------------------------------------------------------------------------------
Physician Charges           80% after deductible     80% after deductible     80% after deductible
------------------------------------------------------------------------------------------------------------
Chiropractor                80% after deductible     80% after deductible     80% after deductible
                            Maximum $500 per         Maximum $500 per
                            calendar year            calendar year
------------------------------------------------------------------------------------------------------------
Mental/Nervous              Combined Inpatient and   Combined Inpatient and   Inpatient:
Alcoholism & Drug           Outpatient:              Outpatient:
                                                                              80% after deductible
                            80% after deductible     80% after deductible
                            Maximum $5,000 per       Maximum $5,000 per       Outpatient:
                            calendar year -          calendar year -
                            $20,000 lifetime         $20,000 lifetime         50% to $1,000 per calendar
                            2 Inpatient treatments   2 Inpatient treatments   year
                            per Lifetime             per lifetime
------------------------------------------------------------------------------------------------------------
Prescription Drugs          80% alter deductible     80% after deductible     Generic - 100%
                                                                              No deductible
                                                                              Brand -  80% deductible
============================================================================================================

=========================================================================================================
    BENEFIT                    OPTION 1                 OPTION 2                OPTION 3
---------------------------------------------------------------------------------------------------------
Wellness Benefit:
---------------------------------------------------------------------------------------------------------
Routine Physical          80% after deductible      80% after deductible       Not covered
                          $200 per calendar year    $200 per calendar
                          maximum                   year maximum
---------------------------------------------------------------------------------------------------------
Routine Mammograms        80% after deductible      80% after deductible       Not covered
                          1 per calendar year       1 per calendar year
                          after age 40              after age 40
---------------------------------------------------------------------------------------------------------
Well Baby Care            80% after deductible      80% after deductible       Not covered
---------------------------------------------------------------------------------------------------------
Lifetime Maximum          $1,000,000                $1,000,000                 $1,000,000
---------------------------------------------------------------------------------------------------------
Out-of-Pocket             individual: $1,900        Individual: $1,100         Individual: $1,000
                          Family: $3,800            Family: $2,200             Family: $2,000
---------------------------------------------------------------------------------------------------------
Dental Plan               Plan A                    Plan A                     Plan B
---------------------------------------------------------------------------------------------------------
Cost*                     Annual Employee           Single - $1.67/week        Single:     $6.07/week
                          Rebate - $300
                          Single - $0.73/week       Family - $4.89/week        Family:     $ 15.89/week
                          Family - $406/week
---------------------------------------------------------------------------------------------------------
Dependent Care Spending   Available                 Available                  Not Available
Account
---------------------------------------------------------------------------------------------------------
Annual Deductible         Individual: $1,000        Individual: $200           Individual: $100S
                          Family: $2,000            Family: $400               Family: $200
=========================================================================================================

* First Year Contract Costs. Employee and Company will share all cost increases in each option on a 50/50 basis during the 2nd and 3rd year of the Agreement.

                                  APPENDIX "E"

                              MORGAN PRODUCTS LTD.

                            SUMMARY OF DENTAL PLANS

=====================================================================================
                   BENEFIT                           PLAN A             PLAN B
-------------------------------------------------------------------------------------
CLASS 1 -  PREVENTATIVE SERVICES:                     100%               100%
Oral Examination, X-rays, Cleaning,
Fluoride, Space Maintainers

Sealants (Dependent Children to age 19)               100%               None
-------------------------------------------------------------------------------------
CLASS 2 - BASIC SERVICES:                             80%                80%
Emergency Treatment, Amalgam/Silicate/Acrylic
Fillings
Endodontics, Periodontics, Oral
Surgery, Local Anesthesia,
Extractions, Stainless Steel Crowns
-------------------------------------------------------------------------------------
CLASS 3 - MAJOR SERVICES:                             50%                50%
Gold Foil Fillings, Inlays and
Onlays, Crowns
-------------------------------------------------------------------------------------
CLASS 4 - PROSTHODONTICS SERVICES:                    50%                50%
Removable or Fixed Bridgework, Partial or
Complete Dentures
-------------------------------------------------------------------------------------
CLASS 5 - ORTHODONTIC SERVICES:                       50%                50%
Teeth Straightening Procedures
(Dependent Children to age 19)
-------------------------------------------------------------------------------------
DEDUCTIBLE (Applies to Class 2, 3 and 4         Individual: $35    Individual: $35
Services only)                                    Family: $70        Family: $70
-------------------------------------------------------------------------------------
Annual Non-Orthodontic Maximum                       $1,000             $1,000
-------------------------------------------------------------------------------------
Lifetime Orthodontic Maximum                         $1,000              $500
=====================================================================================

                                    EXHIBIT F

                              MORGAN PRODUCTS LTD.

                           MORGAN DISTRIBUTION DIVISION

                          PLANT RULES AND REGULATIONS

If your plant is to operate smoothly and efficiently, and if it is to be a safe and desirable place to work, it is necessary that the Company adopt certain plant rules and regulations. The purpose of these rules is not to restrict the rights of anyone, but to define them and protect the rights of all, and insure cooperation. The violation of any of the following posted rules will be sufficient grounds for disciplinary action up to and including discharge, depending upon the seriousness of the offense in the judgment of the employer.

The Company intends to fulfill its obligation to administer these rules fairly and consistently, and it solicits the cooperation of all its employees in making the Birch Run Division a safe, efficient, and pleasant place in which to work.

1. Failure to be at work at starting time or leaving work station prior to the designated quitting time, or without proper relief when required.

2.    Irregular attendance, unexcused absence, or frequent tardiness.

3. Not reporting for duty without notifying his employer prior to work that he will not report, except in cases where such notification is impossible. Failure to give such notice for a period in excess of three (3) consecutive days shall result in termination.

4.    Smoking and use of matches in clearly marked restricted areas or zones.

5. Wasting time or loitering in rest rooms, lunch room or on any Company property during working hours.

6. The use of profane, abusive or threatening language toward fellow employees or supervisory personnel.

7.    Creating or contributing to unsanitary conditions.

8. Failure to properly identify oneself to security guard or supervisor, when requested.

9. The making or publishing of false, vicious, or malicious statements concerning any employee, supervisor, the Company or its products.

10. Soliciting or collecting contributions for any purpose whatsoever on Company's premises without permission of the Industrial Relations Department.

11. Fighting, playing practical jokes, gambling or disorderly conduct on the job or on the employer's property.

12.   Sleeping on the job or on the employer's property.

13. Leaving the job or department, except in an emergency, without securing the proper permission.

14.   Insubordination.

15. Threatening, intimidating, or interfering with employees or supervision at any time.

16. Refusal to obey instructions of foreman or other supervisors. This includes, among other things, refusal of any employee to satisfactorily perform any task or duty or job within reason assigned to the employee by his or other supervisor or to disobey his foreman or other supervisor's instruction. (Employees are to follow instructions; any complaint may be taken up later through regular channels.)

17.   Failure to carry on the job in a satisfactory manner.

18.   Misconduct.

19. Spoilage of work willfully or through carelessness, deficiency; damaging or destroying the employer's property such as buildings, equipment, tools, materials or supplies; or injuring others through carelessness or negligence.

20. Theft, vandalism or pilferage of the employer's property or that of fellow employees or property of contractors doing business on the employer's premises.

21. Tampering with any other employee's time card, or tampering with the employee's own time card, or falsification of personnel or other Company records.

22. Possession of, drinking of, or otherwise using liquor or any alcoholic beverage or other form of intoxicants on Company property at any time. Reporting for work while under the influence of intoxicants, or when in an unsafe condition due to the aftereffects of intoxicants.

23. Knowingly restricting production or participating in a work slowdown or stoppage.

24. Possession of weapons, ammunition or explosives on Company premises at any time.

25. The violation of safety, production, or other operation rules and regulations.

26. Using another's pass, or permitting another to use your pass to enter the property.

27. Intimidation or interference with the rights of any employee, or any interference with an employee's tools, machine, materials, his work or any other personal property, or that of the employer being used by an employee.

28.   Dishonesty.

29. Failure to report promptly injury or sickness acquired during the course of employment

30. Unauthorized distribution of literature, written or printed matter of any description on Company time.

31.   Performing personal work on Company property.

32.   Refusing to work overtime unless excused by the Company.

                            MEMORANDUM OF AGREEMENT

      This memorandum of agreement is entered into this 3rd of December, 1998 between the United Paperworkers International Union Region IX, AFL-CIO, Local No. 7828, Decatur Illinois; (the "Union") and Morgan Distribution, A Division of Morgan Products Ltd. (the "Company").

WHEREAS, the Union and the Company have bargained in good faith over the terms of a successor agreement to the agreement between the parties, currently to expire by its terms on 11:59 p.m. on January 8, 1999; and

WHEREAS, the parties have had the opportunity to bargain over all aspects of the terms and conditions of employment concerning the members of the bargaining unit represented by the Union;

It is hereby agreed between the parties as follows:

The current agreement between the parties is extended for three years, to and including January 8, 2002 and will be unchanged except as specifically set forth below:

1. The date in the preamble is amended to read this __ day of ___________, 1999.

2. Section VII, subsection 5b is deleted.

3. Subparagraph C of Appendix C is amended to read as follows: Effective January 9, 1999, during the first twelve month period of their employment, employees will be paid at 75% of the rate set forth in Paragraph A for the classification in which they are employed. During the second twelve month period worked, the amount shall be 62%. During the third twelve month period worked the amount shall be 90%, and after the third twelve month period they shall be paid in accordance with paragraph A above

4. The following sentence shall be added at the end of subsection 3 of Section
XIV: "The assumption of the lead person position must be voluntary on behalf of the employee."

5. Subsection 5 of Article XIV is amended by deleting that section in its entirety and renumbering the remaining subsections.

6. Effective February 1, 1999, Article XVI is amended: 1) by replacing the existing Medical and Dental Insurance plans with the new Morgan Ltd. Plans administered by Great West. A summary of the benefits of the plans will be set forth in Appendix "D" and "E"; 2) By amending paragraph 4 to provide that the coverage will include Life Insurance and Accidental Death and Dismemberment Insurance equal to one times annual earnings. Employees will have the option of purchasing additional insurance at a cost of $.23 per thousand. 3) Subparagraph 6 is deleted; 4) Subparagraph 7 is renumbered 6 and amended to provide that effective February 1, 1999, employee costs for the medical options will increase to $4.47 /week for single and $11.12/week for family coverage for Life/AD & D, Disability, Medical and Dental or $ 2.00/ week for family coverage for Life/AD & D, Disability & Dental. Effective January 1, 2000, employee costs will increase to $6.23 /week for single and $14.77/week for family coverage for Life/AD & D, Disability, Medical and Dental. Employee premiums will be paid with pre-tax dollars and will remain unchanged after January 1, 2000 for the remainder of this agreement.

7. Article XVII is amended by replacing subsection 1 with a new subsection 1 which provides: Effective February 1,1999 all benefit service and benefit levels under the Morgan Products Ltd. Hourly Employees' Pension Plan shall be frozen for all participants who are members of the bargaining unit. The Plan will be amended to provide that any active participant in the Plan who is eligible to retire under the terms of the Plan between February 1, 1999 and January 1, 2001 and who actually retires prior to January 1, 2001 shall have two years of service added to the determination of his or her benefit under that Plan.

8. Effective February 1,1999 the employees will be eligible to participate in the Morgan Products Ltd. Profit Sharing and Savings Retirement Plan.

9. The contract provisions affecting temporary, seasonal, and summer help will be amended in accordance with the attached Exhibit A.

10. The Wage rates in Appendix C, subparagraph A shall by increased on the following dates in the following amounts: 1/9/99 - $.35 per hour; 1/9/2000 - $.30 per hour; 1/9/2001 - $.30/hour.

This Memorandum of Agreement is subject to ratification by the membership, approval by the President of the Union, and approval by the Company's Board of Directors. The Bargaining Committee of the Union hereby agrees to recommend and to support ratification of this agreement by the members.

/s/ Robert Byers
---------------------------
Robert Byers


/s/ Kerry Ragsdale
---------------------------
Kerry Ragsdale


/s/ Mike Heil
---------------------------
Mike Heil


/s/ Rich Muser
---------------------------
Rich Muser


/s/ John Cox
---------------------------
John Cox


/s/ Mark Logan
---------------------------
Mark Logan

                                   EXHIBIT A

Article 11, paragraph 3:

            Seasonal employees and temporary staff shall not be entitled to pay in excess of the lowest pay scale accorded Union employees in the same work category and shall not be part of the bargaining unit until and unless they have been retained beyond six months or hired as full time employees, whichever occurs first. Seasonal employees and temporary staff shall not be entitled to overtime work where Union personnel are available to perform the same, except as provided under Article VII - Hours of Work, Section 6.

Article VI, paragraph 2: Change "summer employee(s)" to "seasonal employees."

Article VII, paragraph 6a: Change "seasonal/temporary employees" to "seasonal employees/temporary staff." Same changes wherever "temporary or "seasonal/temporary employees" occurs.

Article XIV, paragraph 6: Change "temporary employees" to "seasonal employees."

Article XIX, paragraph 8: Add the following sentences at the end of the first paragraph: "Temporary help may include seasonal employees or staff provided through temporary agencies. Staff provided through temporary agencies shall be referred to in this agreement as temporary staff, rather than seasonal employees.

      Change the last three sentences of this paragraph to read: "As a further declaration of our position, temporary staff and seasonal employees are defined as those individuals who are utilized for a period of up to six (6) consecutive months duration. Individuals utilized beyond this period will be considered full time employees. Service as temporary staff or seasonal employee will count for fulfilling probationary periods and will count toward time in the hourly hiring scale."

Appendix C, paragraph B shall read: "Seasonal employees will receive an hourly wage rate of no less than six dollars and fifty cents ($6.50) per hour.

The Company agrees that it will use no more than 5 seasonal employees or temporary staff (combined) at the same time.